                                                                                                                                                                                                                               Exhibit 99.1

CONTACT:

Kevin Lightfoot, Plano

972-605-3414

kevin.lightfoot@eds.com

FOR IMMEDIATE RELEASE TUESDAY, JUNE 24, 2003

EDS Announces Offering of $600 Million of Convertible Senior Notes and $500 Million of Senior Notes

PLANO, Texas - EDS (NYSE: EDS) today announced it has commenced a private placement to sell $500 million of senior notes due 2013 and $600 million of senior convertible notes due 2023.  EDS will grant to the initial purchasers of the convertible notes an option to purchase up to an additional $90 million of the notes.  The company will use the proceeds of the offerings for general corporate purposes.

The convertible notes will be senior unsecured obligations of the company and will be convertible into EDS common stock under certain conditions at a conversion price representing a premium to the current market price.  It is expected that the convertible notes will bear interest at a rate to be determined as well as contingent interest under certain circumstances.  The conversion price, interest rate and other terms will be provided upon the pricing of the convertible notes.

The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities.  Any offer of the securities will be made only by means of a private offering memorandum.

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About EDS

EDS provides strategy, implementation, business transformation and operational solutions for clients managing the business and technology complexities of the digital economy.  EDS, with its management-consultancy, A.T. Kearney, serves the world's leading companies and governments in 60 countries.  The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange